Exhibit (a)(115)

PeopleSoft Appoints Dave Duffield as Chief Executive Officer

Third Quarter License Revenue Expected to Exceed $150 Million

Board Names Kevin Parker and Phil Wilmington Co-Presidents

Aneel Bhusri Elected Vice Chairman of the Board

Craig Conway Terminated as President and CEO

PLEASANTON, Calif. — October 1, 2004 — PeopleSoft, Inc. (Nasdaq: PSFT) today announced that its Board of Directors has voted to appoint Dave Duffield, PeopleSoft’s founder and Chairman, as the Company’s Chief Executive Officer. In addition, the Company announced the appointment of Kevin Parker and Phil Wilmington as Co-Presidents, and Aneel Bhusri as Vice Chairman of the Board. All of the changes are effective immediately.

These appointments followed the Board’s decision to terminate Craig Conway as President and CEO of the Company, effective immediately. The Board said its decision resulted from a loss of confidence in Mr. Conway’s ability to continue to lead the Company. All of these decisions received the unanimous vote of the independent directors. The Board would like to thank Mr. Conway for his contributions to PeopleSoft.

Speaking on behalf of the Board of Directors, A. George “Skip” Battle said, “The Board has asked Dave to assume the leadership of PeopleSoft. We are grateful and delighted that Dave will be guiding the Company with the innovative spirit and values upon which PeopleSoft was founded.

“The Board has great confidence in Kevin Parker and Phil Wilmington operating as Co-Presidents. Kevin will be responsible for internal operations and remain Chief Financial Officer, and Phil will assume responsibility for world wide field operations. As Vice Chairman, Aneel Bhusri will focus on our product and technology strategy. We believe all of these changes are in the best interests of our stockholders.

“I am excited to be returning to PeopleSoft on a full time basis and look forward to working with our strong, talented senior management team,” said Dave Duffield. “My priority is to build on the core values on which this company was founded. We will focus on technology innovation, a relentless commitment to our customers, and a renewed drive to keep PeopleSoft a great place to work for all employees.”

Kevin Parker, Co-President and CFO, commenting on the Company’s preliminary results for the quarter ending September 30, 2004, said, “License revenues for the third quarter are expected to exceed $150 million. We have had great success with both new and existing customers. Our performance demonstrates PeopleSoft’s continuing competitive strength and ability to perform.”

Commenting on Oracle’s tender offer, Mr. Battle noted that all decisions with respect to Oracle’s tender offer have been made on the unanimous recommendation of the Transaction Committee of the Board. Members of the Transaction Committee of independent directors are Skip Battle, Frank Fanzilli, Steven Goldby, Michael Maples and Cyril Yansouni.

Company to Host Conference Call

PeopleSoft will host a conference call today, October 1, 2004, at 7:00 AM PT / 10:00 AM ET to discuss today’s announcement. Interested parties may participate by dialing 800-218-8862, passcode: PeopleSoft. Please dial in at least ten minutes prior to the start of the call. International callers may dial 303-275-2170, passcode: PeopleSoft. In addition, a live audio-only web cast of the call will be made available in the Investor Relations section of the Company’s web site at www.peoplesoft.com. A replay of the call will be made available for 48 hours following the call and will be accessible by dialing 800-405-2236, or for international callers, 303-590-3000, passcode: 11010851.

Executive Biographies

David A. Duffield
David A. Duffield is a founder of PeopleSoft and has served as Chairman of the Board since PeopleSoft’s incorporation in 1987. He also served as Chief Executive Officer from August 1987 through September 1999 and President from August 1987 through May 1999. Prior to founding PeopleSoft, he was a founder and Chairman of the Board of Integral, a supplier of human resource and financial applications software, from 1972 through 1987. Mr. Duffield also served as Integral’s Chief Executive Officer. Mr. Duffield was the co-founder of Information Associates (now a subsidiary of Systems and Computer Technology). He holds a B.S. degree in electrical engineering and an M.B.A. degree from Cornell University.

Kevin Parker
As chief financial officer, Kevin Parker has managed PeopleSoft’s worldwide financial functions and reporting. Parker also is responsible for the company’s administration, human resources, legal, facilities, and IT organization worldwide.

Prior to joining PeopleSoft, Parker served as chief financial officer for Aspect Communications Corp. Parker also held senior management positions at Fujitsu Computer Products of America, Standard Microsystems, and Toshiba America. Parker attended Clarkson University, where he received a bachelor’s degree in accounting. Parker is also a Henry Crown Fellow at the Aspen Institute. In 2000, CFO Magazine named Parker as one of 20 chief financial officers who will make a difference in the next decade.

Phil Wilmington
Phil Wilmington has been responsible for PeopleSoft’s operations in the Americas. He is responsible for all aspects of product sales, services, support and business alliances.

Wilmington has spent more than 20 years in the technology industry, with the last 16 in executive field management. He has spent his career committed to leading customer-focused field operations, and has held various executive management positions during his 11-year career at PeopleSoft.

Prior to joining PeopleSoft, Wilmington served for three years as executive vice president of field operations at Trinet, Inc., and three years as vice president of sales and operations at Tesseract Corp. He holds a bachelor’s degree in marketing and business administration from Bradley University.

Aneel Bhusri
Aneel Bhusri, a director of PeopleSoft since March 1999, is currently a General Partner with Greylock Management Corporation, an early stage venture capital firm with offices in San Mateo, California and Waltham, Massachusetts. Aneel served in a variety of management positions at PeopleSoft from 1993 through December 2002, including Senior Vice President, Product Strategy, Marketing and Business Development. Prior to joining PeopleSoft, Mr. Bhusri served as an associate at Norwest Venture Partners and spent several years in Morgan Stanley’s corporate finance organization working with the firm’s high-tech clients. He holds a B.S. degree in electrical engineering and economics from Brown University and an M.B.A. degree from Stanford University.

About PeopleSoft

PeopleSoft (Nasdaq: PSFT) is the world’s second largest provider of enterprise application software with 12,400 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

Important Additional Information

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer. PeopleSoft stockholders should read the Schedule 14D-9 (including any amendments thereto) because these documents contain important information. The Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

Forward-Looking Statements

This press release may contain forward-looking statements that state PeopleSoft’s intentions, beliefs,

expectations, or predictions for the future. Forward-looking statements often include use of the future tense, words such as “will”, “intends”, “anticipates”, expects”, “look forward to” and similar conditional or forward-looking words and phrases. You are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward-looking statements are only as of the date they are made and PeopleSoft undertakes no obligation to update or revise them. Specific forward-looking statements in this press release relate to the appointment of the Chief Executive Officer, Presidents and Vice Chairman and certain anticipated effects and results of such appointments. Forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause actual results to differ materially from those projected in such forward-looking statements, which include: the costs and disruption to our business arising from the Oracle hostile tender offer; the publicity surrounding the United States Department of Justice lawsuit against Oracle and the unknown outcome of whether or not the Department of Justice will appeal the United States antitrust decision; economic and political conditions in the U.S. and abroad; the ability to complete and deliver products and services within currently estimated time frames and budgets; the ability to manage expenses effectively; the ability to achieve revenue from products and services that are under development; the competitive environment and pricing pressures; and whether the anticipated effects and results of the new officer appointments will be realized. Additional risks, assumptions and uncertainties that relate to PeopleSoft and its business and operations generally and the Oracle tender offer specifically are referenced from time to time in PeopleSoft’s filings with the Securities and Exchange Commission. Please refer to PeopleSoft’s most recent reports on Form 10-Q and Form 10-K for more information on the risk factors that could cause actual results to differ.

Contacts

Steve Swasey
PeopleSoft, Inc.
Public Relations
(925) 694-5230
steve_swasey@peoplesoft.com

Bob Okunski
PeopleSoft, Inc.
Investor Relations
(877) 528-7413
bob_okunski@peoplesoft.com

Joele Frank/Eric Brielmann
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449
jf@joelefrank.com/ewb@joelefrank.com